Exhibit 15.4

Supplemental Submission

Pursuant to Item 16I(a) of Form 20-F

Puyi Inc. (the “Company”) is submitting via EDGAR the following information under Item 16I(a) of Form 20-F in relation to the Staff Statement on the Holding Foreign Companies Accountable Act and the Consolidated Appropriate Act, 2023 (the “HFCAA”). The Company’s independent accounting firm, Marcum Asia CPAs LLP, whose audit report is included in this annual report on Form 20-F, headquartered in Manhattan, New York, was not included in the list of PCAOB identified firms in the PCAOB release and has been inspected by the PCAOB on a regular basis.

In response to Item 16I(a) of Form 20-F, the Company believes that the following information establishes that it is not owned or controlled by a governmental entity in China.

The Company’s principal shareholders are Mr. Yu Haifeng (through Worldwide Success Group Limited), Danica Surge Limited, Advance Tycoon Limited, and Winter Dazzle Limited, who owned (determined in accordance with the SEC rules) 44.5%, 19.5%, 13.7% and 9.9% of our total outstanding ordinary shares, respectively.

The following is an excerpt of the relevant disclosure in the Company’s annual report on Form 20-F for the fiscal year ended June 30, 2023 regarding the beneficial ownership of Mr. Yu Haifeng (through Worldwide Success Group Limited): “Worldwide Success Group Limited is a BVI business company incorporated with limited liability in the British Virgin Islands and is wholly owned by Mr. Yu Haifeng. The registered address of Worldwide Success Group Limited is OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands.”

The following is an excerpt of the relevant disclosure in the Company’s annual report on Form 20-F for the fiscal year ended June 30, 2023 regarding the beneficial ownership of Danica Surge Limited: “Danica Surge Limited is a BVI business company incorporated with limited liability in the British Virgin Islands. Ms. Jia Liu is the sole director of Danica Surge Limited. The disposal of ordinary shares held by Danica Surge Limited are decided by 82 individuals, some of which are our current employees, who entrusted their voting power of such ordinary shares to Ms. Liu except for the matters related to share disposal. Ms. Liu and the 82 individuals are deemed as the beneficial owners of ordinary shares held by Danica Surge Limited. The registered address of Danica Surge Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.”

The following is an excerpt of the relevant disclosure in the Company’s annual report on Form 20-F for the fiscal year ended June 30, 2023 regarding the beneficial ownership of Advance Tycoon Limited: “Advance Tycoon Limited is a BVI business company incorporated with limited liability in the British Virgin Islands. Mr. Jianguo Cheng is the sole director of Advance Tycoon Limited. The disposal of ordinary shares held by Advance Tycoon Limited is decided by 61 individuals, who entrusted their voting power of such ordinary shares to Mr. Cheng except for the matters related to share disposal. Mr. Cheng and the 61 individuals are deemed as the beneficial owners of ordinary shares held by Advance Tycoon Limited. The registered address of Advance Tycoon Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.”

The following is an excerpt of the relevant disclosure in the Company’s annual report on Form 20-F for the fiscal year ended June 30, 2023 regarding the beneficial ownership of Winter Dazzle Limited: “Winter Dazzle Limited is a BVI business company incorporated with limited liability in the British Virgin Islands. Mr. Lin Yang is the sole director of Winter Dazzle Limited. The disposal of ordinary shares held by Winter Dazzle Limited is decided by 53 individuals, who entrusted their voting power of such ordinary shares to Mr. Yang except for the matters related to share disposal. Mr. Yang and the 53 individuals are deemed as the beneficial owners of ordinary shares held by Winter Dazzle Limited. The registered address of Winter Dazzle Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.”

Based on an examination of the Company’s register of members and public filings made by its shareholders, to the Company’s knowledge, no other shareholder beneficially owned 5% or more of the Company’s outstanding shares as of June 30, 2023.

Furthermore, as of the date hereof, the directors, officers and senior management of the Company consist of: Ren Yong, Kong Youjie, Hu Anlin, Hu Yinan, Luo Jidong, Zhang Jianjun, and Zhai Lihong, and none of such persons are a representative of any government entity in the People’s Republic of China.

Based on the above, the Company is not owned or controlled by a government entity in China.

PUYI INC.

By:	/s/ Ren Yong
Name	Ren Yong
Title:	Chief Executive Officer

Date: September 25, 2023